CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
METABOLIX, INC.

Metabolix, Inc. (the “Corporation”), a corporation organized under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.        Pursuant to Section 242 of the General Corporation Law, this Certificate of Amendment to Amended and Restated Certificate of Incorporation (this “Amendment”) amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”).

2.         This Amendment has been approved and duly adopted by the Corporation’s Board of Directors and its stockholders in accordance with the provisions of Section 242 of the General Corporation Law, and the provisions of the Certificate.

3.     The following language is hereby added to the end of the first paragraph of ARTICLE IV of the Certificate:

“Effective at 5:00 p.m. EDT, on May 26, 2015, every six outstanding shares of Common Stock will be combined into and automatically become one share of outstanding Common Stock of the Corporation. The Corporation will not issue fractional shares on account of the foregoing reverse stock split; all shares that are held by a stockholder as of the effective date hereof shall be aggregated and each fractional share resulting from the reverse stock split after giving effect to such aggregation shall be cancelled.

In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of such reverse stock split, such stockholder will be paid a cash amount for such fractional shares equal to the product obtained by multiplying (a) the closing price of the shares of Common Stock on the first trading day immediately preceding the effective date of the reverse split, as reported on The NASDAQ Capital Market by (b) the number of shares of Common Stock held by such stockholder that would otherwise have been exchanged for such fractional share interest. The par value of the Common Stock and the total number of authorized shares of Common Stock will not change as a result of such reverse stock split.”

[End of Text]

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation, has executed this Certificate of Amendment to Amended and Restated Certificate of Incorporation as of May 26, 2015.

METABOLIX, INC.

/s/ Joseph Shaulson
Name: Joseph Shaulson
Title: President & CEO